Exhibit 10.45
June 15, 2006
Jo-Ann Longworth
     Re: Agreement concerning transition from employment
Dear Jo-Ann:
This letter is to confirm the agreement that we reached in our discussions concerning your separation from employment with Novelis on a cooperative and amicable basis. Both you and Novelis will work together to facilitate the transition in the manner described below.
Your employment in the advisory capacity with Novelis will end June 16, 2006 (“Separation Date”). The terms of your transition are as follows:
     1. You may use remaining 2006 vacation, all accrued 2007 vacation and 2006 STIP converted to time in order to extend your active service beyond your June 16 departure to establish a date of termination (“Separation Date”).
     2. From the present date until end Separation Date, your compensation will continue as at present.
     3. When you stepped down as VP & Controller, you elected the “Termination for Good Reason” clause of the Change of Control Agreement signed by you on November 8, 2004.
     4. Upon the termination of your employment in the advisory capacity, the “Termination for Good Reason” becomes effective and you will therefore be entitled to the “Special Termination Indemnity Payment” which is “an amount equal to 24 months of Executive’s total cash compensation” (i.e. base salary plus Short-Term Incentive Guideline amount) in effect on the date of termination. This payment will be made six months after Separation Date to comply with IRC Section 409A. In the event that you are a resident of Canada at the time of payment, Novelis will gross-up this payment for the difference between the U.S. and Canadian tax cost.
     5. Provided that you sign a General Release and Waiver of claims against Novelis as prepared by Novelis, Novelis will pay customary relocation expenses, (including the one month net miscellaneous payment) subject to your decision on location, for your (a) personal relocation from Atlanta to Cleveland or Canada, and (b) your family relocation from Cleveland to Canada.
     6. In the event of your relocation back to Canada, Novelis will assure that your original home equity of $186,000 will be converted into the same Canadian dollar value as was used to purchase the home in July 2003 on an after-tax basis.
     7. Your housing loan arrangements will continue in effect until the earlier of the sale of your house or Separation Date.
     8. Your stock options will expire on your Separation Date. You will receive from Novelis a payment in the gross amount of $70,000 within 30 days of the Separation Date.
     9. All Novelis benefits, including life insurance, short and long term disability and medical/dental plan coverage will end on the Separation Date. You will be eligible for COBRA coverage at your cost.
     10. Novelis will reimburse your 2006 tax preparation costs for U.S. and Canada returns, if applicable.
     11. You will remain on active employment status to Separation Date. You will return your Novelis ID card and parking pass by June 16, 2006; the Blackberry and the company American Express card to the Cleveland office when you arrive in Cleveland during your vacation period. Novelis transfers ownership of your computer to you, subject to verification by our IT specialists that all data on the hard drive has been wiped clean. You will continue to have use of the Company car after June 16 until Separation Date, at which time you will return or purchase the vehicle.
If you agree that this letter accurately describes the terms of our agreement, please sign a copy of it in the space provided below and return that copy to me.

Sincerely,

/s/ David Godsell

David Godsell
It is so agreed:

/s/ Jo-Ann Longworth
Jo-Ann Longworth